EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Authentidate Holding Corp.:

We consent to the incorporation by reference in the Registration Statement of Authentidate Holding Corp. on Form S-8 to be filed on or about July 10, 2014, of our report dated September 26, 2013, on our audits of the consolidated financial statements of Authentidate Holding Corp. and subsidiaries as of June 30, 2013 and 2012 and for each of the years in the three-year period ended June 30, 2013 which report was included in the Annual Report on Form 10-K filed September 26, 2013.

/s/ EisnerAmper LLP
Iselin, New Jersey
July 10, 2014